Exhibit 10.4

Third Amendment Agreement to a Credit Agreement dated as of 27 November 2013 (as amended and restated from time to time)

“OVATION OF THE SEAS” – ex hull no S-699

Dated  6 May 2020

(1)	Royal Caribbean Cruises Ltd.
(as the Borrower)
(2)	The Lenders party to the Credit Agreement
(as the Lenders)
(3)	KfW IPEX-Bank GmbH
(as Hermes Agent and Facility Agent)
(4)	KfW IPEX-Bank GmbH
(as Initial Mandated Lead Arranger)
(5)	The Mandated Lead Arrangers party to the Credit Agreement
(as Mandated Lead Arrangers)

Contents

Page

1	Interpretation	2
2	Conditions	2
3	Deferred Tranche	2
4	Representations	3
5	Amendments to Credit Agreement	3
6	Fees, Costs and Expenses	14
7	Notices, Counterparts, Third Party Rights, Governing Law, Jurisdiction and Process Agent	15
Schedule 1	The Finance Parties	16
Schedule 2	Effective Date Confirmation	17
Schedule 3	Conditions Precedent	18
Schedule 4	Repayment Schedule	20
Schedule 5	Form of Information Package	22

Amendment Agreement

Dated 6 May 2020

Between:

(1)	Royal Caribbean Cruises Ltd., a corporation incorporated according to the law of the Republic of Liberia with registered office at 80 Broad Street, Monrovia, Republic of Liberia (the "Borrower"); and

(2)	the financial institutions identified as Lenders in Schedule 1 (together the "Lenders" and each a "Lender"); and

(3)	KfW IPEX-Bank GmbH, acting as Hermes agent through its office at the address indicated against its name in Schedule 1 (in that capacity the "Hermes Agent"); and

(4)	KfW IPEX-Bank GmbH, acting as facility agent through its office at the address indicated against its name in Schedule 1 (in that capacity the "Facility Agent"); and

(5)	KfW IPEX-Bank GmbH, acting as initial mandated lead arranger (in that capacity the "Initial Mandated Lead Arranger"); and

(6)	the financial institutions identified as Mandated Lead Arrangers in Schedule 1 (together the "Mandated Lead Arrangers" and each a "Mandated Lead Arranger"),

amending a credit agreement dated as of 27 November 2013 as amended and restated on 31 March 2016 and as further amended and restated on 3 July 2018 (the "Credit Agreement") made between the Borrower, the Lenders, the Hermes Agent, the Facility Agent, the Initial Mandated Lead Arranger and the Mandated Lead Arrangers on the terms and subject to the conditions of which each of the Lenders agreed to advance (and have advanced) to the Borrower its respective Commitment of an aggregate amount not exceeding the Maximum Loan Amount (the "Advanced Loan").

Whereas:

(A)	The "Cruise Debt Holiday Principles" dated 26 March 2020 (the "Principles") which have been coordinated with Hermes set out certain key principles and parameters relating to, amongst other things, the temporary suspension of principal repayments in connection with certain qualifying loan agreements of which the Credit Agreement is one.

(B)	The Borrower has, by a consent request letter dated 31 March 2020 relating to the Principles, requested that the Facility Agent on behalf of the Finance Parties amend the Credit Agreement as detailed in this Amendment Agreement.

(C)	The Lenders have agreed to make available to the Borrower a US dollar loan facility up to the amount of the Deferred Tranche Maximum Loan Amount (as defined in Clause 5.1.1) for the purpose of paying the repayment instalments payable on the Repayment Dates falling during the Advanced Loan Deferral Period (as defined in Clause 3) upon the terms and conditions contained in this Amendment Agreement.

For good and valuable consideration, the mutual sufficiency of which the parties hereby agree, it is agreed that:

1	Interpretation

1.1	In this Amendment Agreement:

"Deferred Tranche Effective Date" means the date on which the Facility Agent confirms to the Borrower in writing substantially in the form set out in Schedule 2 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Facility Agent shall be under no obligation to give if a Default or a Prepayment Event shall have occurred for which relief is not provided pursuant to the Principles and this Amendment Agreement.

"Finance Parties" means the Lenders, the Hermes Agent, the Facility Agent, the Initial Mandated Lead Arranger and the Mandated Lead Arrangers.

1.2	All words and expressions defined in the Credit Agreement shall have the same meaning when used in this Amendment Agreement unless the context otherwise requires, and sections 1.2 (Use of Defined Terms) and 1.3 (Cross-References) of the Credit Agreement shall apply to the interpretation of this Amendment Agreement as if they are set out in full.

1.3	The parties acknowledge and agree that they may execute this Amendment Agreement and any variation or amendment to the same, by electronic instrument. The parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment Agreement shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment Agreement, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

2	Conditions

2.1	As conditions for the agreement of the Finance Parties to amend the Credit Agreement as detailed in this Amendment Agreement, the Borrower shall deliver or cause to be delivered to or to the order of the Facility Agent all of the documents and other evidence listed in Schedule 3.

2.2	All documents and evidence delivered to the Facility Agent pursuant to Clause 2.1 shall:

2.2.1	be in form and substance acceptable to the Facility Agent; and

2.2.2	if required by the Facility Agent, be certified, notarised, legalised or attested in a manner acceptable to the Facility Agent.

3	Deferred Tranche

Pursuant to the Principles, the Lenders have agreed, for each instalment of principal of the Advanced Loan due to be repaid by the Borrower between the Deferred Tranche Effective Date and 30 April 2021 (inclusive) (the "Advanced Loan Deferral Period"), to make available to the Borrower a US dollar loan facility in the aggregate amount of such repayment instalments falling due during the Advanced Loan Deferral Period (the "Deferred Tranche"). The Deferred Tranche shall be applied in payment of such repayment instalments. The Borrower may draw an amount under the Deferred Tranche equal to the amount of the repayment instalment due on each scheduled Repayment Date for the Advanced Loan falling during the Advanced Loan Deferral Period. Through this arrangement the principal amount of the Advanced Loan will not be increased but in addition to the repayment terms of, and the interest rate already applicable to, the Advanced Loan, the Credit Agreement shall be amended in accordance with the terms and conditions set out in Clause 5 to reflect the repayment profile and interest terms applicable to the Deferred Tranche.

3.1	Each drawing under the Deferred Tranche will occur automatically on each scheduled Repayment Date for the Advanced Loan occurring during the Advanced Loan Deferral Period and shall be a notional drawing only effected by means of a book entry to finance the repayment of the repayment instalment to which it relates.

3.2	The Deferred Tranche will:

3.2.1	accrue interest at the Floating Rate and shall be repayable in accordance with the repayment schedule set out in Schedule 4 to this Amendment Agreement; and

3.2.2	be made available to the Borrower on the terms and conditions of the Credit Agreement as amended pursuant to Clause 5 of this Amendment Agreement.

4	Representations

4.1	Each of the representations contained in article VI of the Credit Agreement (excluding those in section 6.10) shall be deemed repeated by the Borrower (by reference to the facts and circumstances then existing) at the date of this Amendment Agreement and at the Deferred Tranche Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Loan Documents include this Amendment Agreement.

5	Amendments to Credit Agreement

5.1	With effect from the Deferred Tranche Effective Date the Credit Agreement shall be read and construed as if:

5.1.1	a further sentence is inserted at the end of Recital (B) as follows:

"The Lenders have also (but without increasing the Maximum Loan Amount and the Commitment of each Lender) agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility in the amount equal to the aggregate of the principal portion of the repayment installments of the Loan payable on the Repayment Dates (as defined below) falling during the Advanced Loan Deferral Period (as defined below) (the "Deferred Tranche Maximum Loan Amount");"

5.1.2	a further sentence is inserted at the end of Recital (C) as follows:

"An advance under the Deferred Tranche (as defined below) will be available for the purpose of paying the principal portion of the repayment instalment due on each Repayment Date falling during the Advanced Loan Deferral Period. Each advance of the Deferred Tranche will be automatic and notional only, effected by means of a book entry to finance the repayment installment then due;";

5.1.3	references to "this Agreement" are references to the Credit Agreement as amended and supplemented by this Amendment Agreement;

5.1.4	unless the context otherwise requires or unless otherwise stated, references to the "Loan" include the Deferred Tranche;

5.1.5	references to the "Commitment Termination Date" and "Disbursement Date" are to the date applicable to the relevant part of the Loan;

5.1.6	the following terms are inserted in section 1.1 (Defined Terms) in the correct places alphabetically as follows:

""Advanced Loan Deferral Period" means the period between the Deferred Tranche Effective Date and 30 April 2021 (inclusive)."

""Amendment Agreement Number Three" means the amendment agreement dated May , 2020 and made between the parties hereto pursuant to which this Agreement was amended."

""Benchmark Successor Rate" is defined in Section 11.17."

""Benchmark Successor Rate Conforming Changes" means, with respect to any proposed Benchmark Successor Rate, any conforming changes to the definition of Screen Rate, Interest Period, timing and frequency of determining rates, making payments of interest, yield protection provisions relating to the cost element of any Floating Rate Loan (including but not limited to any break costs relating to any early repayment or prepayment of any Floating Rate Loan), fallback (and market disruption) provisions for that Benchmark Successor Rate and other administrative matters as may be appropriate, in the discretion of the Facility Agent in consultation with the Borrower, to reflect the adoption of such Benchmark Successor Rate and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Successor Rate exists, in such other manner of administration as the Facility Agent determines is reasonably necessary in connection with the administration of this Agreement)."

""Debt Incurrence" means any incurrence of indebtedness for borrowed money by the Borrower, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or an incurrence of loans under any loan or credit facility, or any issuance of bonds, other than (a) any indebtedness incurred by the Borrower between April 1, 2020 and December 31, 2021 (or such later date as may, with the prior consent of Hermes, be agreed between the Borrower and the Lenders) for the purpose of providing crisis and/or recovery-related funding, (b) indebtedness provided by banks or other financial institutions under the Borrower's senior unsecured revolving credit facilities in an aggregate amount not greater than the commitments thereunder as in effect on the Deferred Tranche Effective Date plus the amount of any existing uncommitted incremental facilities (i.e. any unused accordion) on such facilities, (c) indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (d) issuances of commercial paper incurred in the ordinary course of business of the Borrower and its Subsidiaries, (e) Capitalized Lease Liabilities incurred in the ordinary course of business of the Borrower and its Subsidiaries, (f) purchase money indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, (g) indebtedness under overdraft facilities in the ordinary course of business, (h) obligations in connection with repurchase agreements and/or securities lending arrangements and (i) vessel financings and amendments thereto (provided, however, that a refinancing of a vessel financing shall not be included in the carve-out hereunder). There shall be a presumption that any indebtedness incurred by the Borrower between April 1, 2020 and December 31, 2021 shall be for the purpose of providing crisis and/or recovery-related funding unless the intended use of proceeds from such indebtedness are specifically identified to be used for an alternative purpose. In the event there is any question as to whether funding qualifies as "crisis and/or recovery-related", Hermes, the Facility Agent and the Borrower shall negotiate a resolution in good faith for a maximum period of fifteen (15) Business Days."

"Deferral Period" means the period from and including April 1, 2020 to and including March 31, 2021."

""Deferred Tranche" means the aggregate of the advances made by the Lenders under this Agreement from time to time during the Advanced Loan Deferral Period in an aggregate amount not to exceed the Deferred Tranche Maximum Loan Amount or as the case may be the aggregate outstanding amount of such advances from time to time."

""Deferred Tranche Effective Date" has the meaning ascribed to such term in Amendment Agreement Number Three."

""Deferred Tranche Maximum Loan Amount" is defined in the preamble."

""Equity Interests" means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests."

""Equity Issuance" means any issuance of Equity Interests by the Borrower, whether pursuant to a public offering or a Rule 144A or other private placement, other than (i) issuances pursuant to employee and/or director stock plans in the ordinary course and consistent with past practice , (ii) employee and/or director compensation plans in the ordinary course and consistent with past practice , and (iii) issuances between April 1, 2020 and December 31, 2021 (or such later date as may, with the prior consent of Hermes, be agreed between the Borrower and the Lenders) for the purpose of providing crisis and recovery-related funding. There shall be a presumption that equity issued by the Borrower between April 1, 2020 and December 31, 2021 shall be for the purpose of providing crisis and recovery-related funding unless the intended use of proceeds from such issuance is specifically identified to be used for an alternative purpose. In the event there is any question as to whether funding qualifies as "crisis and/or recovery-related",

Hermes, the Facility Agent and the Borrower shall negotiate a resolution in good faith for a maximum period of fifteen (15) Business Days."

""Information Package" means the general test scheme/information package in connection with the application for a debt holiday in the form of Exhibit H hereto submitted or to be submitted (as the case may be) by the Borrower in order to obtain the benefit of the measures provided for in the Principles for the purpose of this Agreement and certain of its obligations under this Agreement."

""Principles" means the document titled "Cruise Debt Holiday Principles" and dated March 26, 2020 in the form of Exhibit G hereto which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement."

""Restricted Payments" means any dividend or other distribution (whether in cash, securities or other property (other than Equity Interests), with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower."

""Scheduled Unavailability Date" means, where the administrator of the Screen Rate or a governmental authority having jurisdiction over the Facility Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or used for determining the interest rate of loans, that specific date."

""Screen Rate" means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six (6) months (or for such other period as shall be agreed by the Borrower and the Facility Agent) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate)."

""Screen Rate Replacement Event" means:

(a)	if the Facility Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Facility Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)	adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)	a Scheduled Unavailability Date has occurred; or

(iii)	syndicated loans currently being executed, or that include language similar to that contained in this definition, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate; or

(b)	in the opinion of the Facility Agent and the Borrower, that Screen Rate is no longer appropriate for the purposes of calculating interest under this Agreement, including, but not limited to, as a result of (A) a substantial change in the economic characteristics or method of calculation of the Screen Rate, (B) any withdrawal of the administrator's right to publish the Screen Rate or (C) any prohibition for financial institutions to use the Screen Rate.";

5.1.7	the following terms in section 1.1 (Defined Terms) are deleted in total and replaced with new terms as follows:

""Commitment Termination Date" means January 9, 2017 in respect of the Loan other than the Deferred Tranche and April 30, 2021 in respect of the Deferred Tranche."

""Disbursement Date" means the date on which the Loan (other than the Deferred Tranche) is advanced; provided that if the Loan (excluding the Deferred Tranche) is re-borrowed pursuant to Section 3.7, then, for all purposes of this Agreement concerning such re-borrowed Loan, the Disbursement Date shall be the date of such re-borrowing. When such expression is prefaced by the word “expected”, it shall denote the date on which the Borrower then reasonably expects the Loan (excluding the Deferred Tranche) to be disbursed based upon the then-scheduled Delivery Date of the Vessel.”

""Final Maturity" means (a) twelve (12) years after the Delivery Date in the case of the Loan (other than the Deferred Tranche) and (b) 8 October 2024 in the case of the Deferred Tranche."

""Fixed Rate Loan" means the Loan (other than the Deferred Tranche) bearing interest at the Fixed Rate, or that portion of the Loan (other than the Deferred Tranche) that continues to bear interest at the Fixed Rate after the termination of any Interest Make-Up Agreement pursuant to Section 3.3.3."

""LIBO Rate" means the Screen Rate at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

(a)	subject to Section 3.3.6, if the Screen Rate is not available at the relevant time, the LIBO Rate shall be the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months;

(b)	for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(c)	for the purposes of determining the Floating Rate in respect of the Deferred Tranche, if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.";

""Loan" means the principal sum in Dollars, not exceeding the US Dollar Maximum Loan Amount (and including for this purpose the Deferred Tranche Maximum Loan Amount), available to be advanced by the Lenders to the Borrower upon the conditions of this Agreement or (as the context may require), the amount thereof for the time advanced and outstanding under this Agreement.”;

""Loan Documents" means this Agreement, Amendment Number One, Amendment Number Two, Amendment Agreement Number Three, the Pledge Agreement and the Fee Letters.";

5.1.8	section 2.2(a) (Commitments of the Lenders; Termination and Reduction of Commitments) is deleted in total and replaced with a new section as follows:

"Each Lender will make its portion of the relevant part of the Loan available to the Borrower in accordance with Section 2.3 either (i) two (2) Business Days prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract or (ii) on the relevant Repayment Date falling during the Advanced Loan Deferral Period in the case of the Deferred Tranche. The commitment of each Lender described in this Section 2.2 (herein referred to as its "Commitment") shall be the commitment of such Lender to make available to the Borrower its portion of (y) the Loan (excluding for this purpose the Deferred Tranche) and (z) the Deferred Tranche. The Commitment referred to in paragraph (y) above is hereunder expressed as the initial amount set forth opposite such Lender's name in Schedule 1 hereto. The Commitment referred to in paragraph (z) above is hereunder expressed as that Lender's Percentage of the amount of the Deferred Tranche as at the Deferred Tranche Effective Date, being the initial percentage set forth opposite such Lender's name in Schedule 1 of Amendment Agreement Number Three. If any Lender becomes a Lender pursuant to an assignment pursuant to Section 11.11.1, its Commitment shall be the aggregate of (A) the amount set forth as such Lender's Commitment in the related Lender Assignment Agreement and (B) its Percentage of the amount of the Deferred Tranche as at the Deferred Tranche Effective Date calculated by reference to the Percentage set forth as such Lender's Commitment in the related Lender Assignment Agreement. In each case such amount may be reduced from time to time pursuant to Section 2.2(b) or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1.

Notwithstanding the foregoing, each Lender's Commitment shall terminate (a) in the case of the Loan (other than the Deferred Tranche), on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered prior to such date and (ii) the delivery of the Purchased Vessel and (b) in the case of the

Deferred Tranche, on the last Repayment Date falling during the Advanced Loan Deferral Period.";

5.1.9	section 2.2(b) (Commitments of the Lenders; Termination and Reduction of Commitments) is deleted in total and replaced with a new section as follows:

"The Borrower may, by notice to the Facility Agent, at any time (i) prior to the date that is not less than 62 days prior to the expected Disbursement Date in respect of the Loan (other than the Deferred Tranche portion of the Loan), without premium or penalty, terminate, or from time to time reduce, the Commitments and (ii) prior to the date on which the Commitments have been terminated but less than 62 days prior to the expected Disbursement Date in respect of the Loan (other than the Deferred Tranche portion of the Loan), and subject to Section 4.4, terminate, or from time to time reduce, the Commitments. Any such termination or reduction of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments. Where the Commitments are cancelled in full or in part the Borrower shall pay on the date of such cancellation all amounts, including any fees and commissions which have accrued but remain unpaid at such date, which are due and owing to the Facility Agent and the Lenders at such date to the extent that such amounts, other than principal of the Loan, are the subject of invoices from the Facility Agent to the Borrower received by the Borrower not less than two (2) Business Days prior to the date of such cancellation. Otherwise, such amounts shall be payable by the Borrower following the date of such cancellation upon the second (2nd) Business Day following receipt of the relevant invoices.";

5.1.10	section 2.3(a) (Borrowing Procedure) is deleted in total and replaced with a new section as follows:

"In the case of the Loan (other than in respect an advance under the Deferred Tranche), the Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 11:00 a.m., London time, not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the anticipated Delivery Date. The aggregate amount of the Loan (excluding the Deferred Tranche) to be advanced shall not exceed the US Dollar Maximum Loan Amount.

Any drawings under the Deferred Tranche shall be automatically advanced in the manner contemplated by Recital (C).";

5.1.11	a new sentence is inserted at the end of section 2.3(b) (Borrowing Procedure) as follows:

"This Section 2.3(b) is not applicable to the Deferred Tranche.";

5.1.12	section 3.1(a) (Repayments) shall be deleted in total and replaced with the following:

“Subject to Section 3.1.b), the Borrower shall repay the Loan in the instalments and on the dates set out in Exhibit F.”

5.1.13	the first sentence of section 3.3.1 (Rates) is deleted in total and replaced with new sentences as follows:

"The Loan (other than the Deferred Tranche) shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan (other than the Deferred Tranche) in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.3.2 or (ii) any conversion of any portion of the Loan (other than the Deferred Tranche) held by a Lender to a Floating Rate Loan upon the termination of the Interest Make-Up Agreement to which such Lender is a party in accordance with Section 3.3.3. The Deferred Tranche shall accrue interest from the first Repayment Date to fall during the Advanced Loan Deferral Period (or, in the case of a further advance in respect of the Deferred Tranche after the first advance and in respect of that further advance, from the relevant Repayment Date in respect of the Loan to which that further advance of the Deferred Tranche relates) to the date of repayment or prepayment of the Deferred Tranche in full to the Lenders at the Floating Rate. The first advance and the second advance in respect of the Deferred Tranche shall be consolidated at and run concurrently from the time of the making of the second advance and interest on the advances in respect of the Deferred Tranche shall be payable on each Repayment Date.";

5.1.14	a new sub-section b. to section 4.12 (Use of Proceeds) is inserted as follows (and the existing provisions of section 4.12 (Use of Proceeds) shall become sub-section a.):

"b.            The Deferred Tranche shall be used for the purpose set out in Recital (C) and accordingly the provisions of sub-section a. above shall not apply to the proceeds of the Deferred Tranche.";

5.1.15	the first paragraph of article VI (Representations and Warranties) is deleted in total and replaced with a new paragraph as follows:

"To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date, the Disbursement Date and the date of each additional advance or deemed advance of any portion of the Loan (including the Deferred Tranche) after the Disbursement Date (except as otherwise stated).";

5.1.16	a new Section 7.1.1(h) (Financial Information, Reports, Notices, etc.) is inserted as follows:

"h.            as soon as available and in any event within respectively five (5), ten (10) and thirty (30) days after the end of each monthly, bi-monthly and quarterly period starting on April 1, 2020, the information set out in section (F) of the Information Package (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);";

5.1.17	a new sub-section 7.2.2(g) (Indebtedness) is inserted as follows:

"g.            crisis and recovery-related Indebtedness (as contemplated by the Principles) provided such Indebtedness is incurred between April 1, 2020 and

December 31, 2021 or such later date as may, with the prior consent of Hermes, be agreed by all Lenders.";

5.1.18	a new sentence is inserted at the end of section 8.1.4 (Default on Other Indebtedness) as follows:

"This Section 8.1.4 is subject to the further proviso that any breach of financial covenants equivalent to those in Section 7.2.4 under or in relation to any other Hermes-backed facility agreement to which the Borrower or Silversea Cruise Holdings Ltd. is a party as borrower or guarantor shall not, during the Deferral Period, constitute an Event of Default under this Agreement provided that no Prepayment Event has occurred under Section 9.1.13.";

5.1.19	section 9.1.5 (Non-Performance of Certain Covenants and Obligations) is deleted in total and replaced with a new section as follows:

"The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12 or 7.2.4; provided that any default in respect of the due performance or observance of any of the covenants set forth in Section 7.2.4 during the Deferral Period (as long as no Event of Default under Section 8.1.5 occurs and is continuing, or no Prepayment Event under Section 9.1.12 or 9.1.13 occurs during the Deferral Period) shall not constitute a Prepayment Event.";

5.1.20	a new section 9.1.12 is inserted as follows:

"Section 9.1.12. Dividend or New Debt.

(a)       The Borrower declares, pays or makes or agrees to pay or make, directly or indirectly, any Restricted Payment, except for (i) dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests or options to purchase Equity Interests, (ii) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice and (iii) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Borrower;

(b)       the Borrower completes a Debt Incurrence;

(c)       the Borrower completes an Equity Issuance;

(d)       the Borrower makes any payment of any kind under any shareholder loan other than any payments made pursuant to that certain $2,200,000,000 Term Loan Agreement, dated as of March 23, 2020, among the Borrower and Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., BOFA Securities, Inc., BNP Paribas Securities Corp. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, or in any case resolves to do so.";

5.1.21	a new section 9.1.13 is inserted as follows:

"Section 9.1.13. Principles. The Borrower shall default in the due performance and observance of the Principles and if capable of remedy such default shall continue unremedied for a period of ten (10) days after notice thereof shall have been given to the Borrower by the Facility Agent; provided that, if the default does not otherwise constitute a Default or a Prepayment Event under another section of this Agreement, as amended to date, the Borrower, the Facility Agent and Hermes shall negotiate a resolution in good faith for a maximum period of fifteen (15) days after notice thereof shall have been given to the Borrower by the Facility Agent.";

5.1.22	section 9.2 (Mandatory Prepayment) is deleted in total and replaced with a new section as follows:

"If any Prepayment Event shall occur and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower (a) if the Disbursement Date has occurred and the Loan disbursed (but without prejudice to the last paragraph of Section 9.1), require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations or, in the case of a Prepayment Event under Sections 9.1.12 or 9.1.13, all principal of and interest on the Deferred Tranche (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan or the Deferred Tranche, as the case may be, and all accrued and unpaid interest thereon and all other Obligations in respect thereof), (b) if the Disbursement Date has not occurred (and except in the case of a Prepayment Event under Sections 9.1.12 or 9.1.13), terminate the Commitments and (c) immediately terminate the waiver of the occurrence of any Prepayment Event in respect of Section 7.2.4 contained in Section 9.1.5, such that any breach of Section 7.2.4 in existence as at the date of the notice from the Facility Agent referred to in paragraph (a) of this Section 9.2 or any breach occurring at any time after such notice shall constitute a Prepayment Event with all attendant consequences.";

5.1.23	a new Section 11.17 is inserted as follows:

"Section 11.17. Modification and/or Discontinuation of Benchmarks.

(a)       If a Screen Rate Replacement Event has occurred then, promptly thereafter, the Facility Agent and the Borrower will enter into negotiations with a view to amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar US dollar denominated syndicated credit facilities for such alternative benchmarks where such negotiations will take into account the then current market standards and will be conducted with a view to reducing or eliminating, to the extent reasonably practicable, any transfer of economic value from one party to another party (any such proposed rate, a "Benchmark Successor Rate"), together with any proposed Benchmark Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Facility Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Required Lenders have delivered to the

Facility Agent written notice that such Lenders does not accept such amendment. Such Benchmark Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Facility Agent, such Benchmark Successor Rate shall be applied in a manner as otherwise reasonably determined by the Facility Agent.

(b)       If no Benchmark Successor Rate has been determined and either (x) the circumstances set out in paragraph (a) of the definition of "Screen Rate Replacement Event" in Section 1.1 exist or (y) the Scheduled Unavailability Date has occurred, the Facility Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain the Loan shall be suspended and (ii) the Screen Rate shall no longer be utilized in determining the LIBO Rate. Upon receipt of such notice, the Borrower may revoke any pending Loan Request.

(c)       Until such time as a Benchmark Successor Rate and Benchmark Successor Rate Conforming Changes have been determined and agreed and without prejudice to the obligation of the parties to enter into negotiations with a view to determining or agreeing a Benchmark Successor Rate pursuant to paragraph (a) above, for any Interest Period starting after the Screen Rate Replacement Event, the LIBO Rate shall be replaced by the weighted average of the rates notified to the Facility Agent by each Lender five (5) Business Days prior to the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost the relevant Lender would have of funding an amount equal to its participation in the Loan during the relevant Interest Period from whatever source it may reasonably select. If such amount is less than zero, it shall be deemed to be zero.

(d)       Notwithstanding anything else herein, any definition of Benchmark Successor Rate shall provide that in no event shall such Benchmark Successor Rate be less than zero for purposes of this Agreement.

(e)       Section 3.3.6 shall not apply following the occurrence of a Screen Rate Replacement Event.

(f)       Where paragraph (a) above applies, the Borrower shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with the requirements set out in that paragraph.";

5.1.24	the repayment schedule set out in Schedule 4 to this Amendment Agreement is attached as a new Exhibit F;

5.1.25	the Principles are attached as a new Exhibit G; and

5.1.26	the Information Package as set out in Schedule 5 to this Amendment Agreement is attached as a new Exhibit H.

5.2	All other terms and conditions of the Credit Agreement shall remain unaltered and in full force and effect.

6	Fees, Costs and Expenses

6.1	The Borrower shall pay to the Facility Agent and each Lender the fees in the amount and at the time agreed in the Fee Letters.

6.2	The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of:

6.2.1	the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment Agreement and the other documents to be delivered hereunder; and

6.2.2	the CIRR Representative and any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any Interest Make-Up Agreement and any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Amendment Agreement and any other documents to be delivered under this Amendment Agreement,

(including the reasonable fees and out-of-pocket expenses of counsel to the Facility Agent and the CIRR Representative with respect to this Amendment Agreement and those other documents as agreed with the Facility Agent and the CIRR Representative) in accordance with the terms of section 11.3 of the Credit Agreement and as if references in that section to the Facility Agent are references to the Facility Agent and the CIRR Representative.

6.3	The Borrower agrees to pay on demand any additional imputed or calculative funding cost on the Deferred Tranche incurred by a Lender or the CIRR Representative as a consequence of the parties entering into this Amendment Agreement which shall not exceed the difference between the interest payable on the Loan (other than the Deferred Tranche) in accordance with the Credit Agreement and the interest payable on the Deferred Tranche at the Floating Rate. The Facility Agent shall furnish to the Borrower a determination of such a funding cost reflecting the respective determinations which the Facility Agent has received from the CIRR Representative and each of the Lenders, which determination will then be applicable to all Lenders. None of the Facility Agent, a Lender or the CIRR Representative is required to provide to the Facility Agent (if applicable) or the Borrower evidence of how the determination of the funding cost has been made nor that it has been suffered.

7	Notices, Counterparts, Third Party Rights, Governing Law, Jurisdiction and Process Agent

7.1	The provisions of sections 11.2 (Notices), 11.8 (Execution in Counterparts; Effectiveness), 11.9 (Third Party Rights), 11.14.1 (Governing Law), 11.14.2 (Jurisdiction) and 11.14.3 (Alternative Jurisdiction) and 11.14.4 (Service of Process) of the Credit Agreement shall apply to this Amendment Agreement as if they are set out in full and as if (a) references to each Party are references to each party to this Amendment Agreement and (b) references to the Credit Agreement include this Amendment Agreement.

The parties to this Amendment Agreement have signed this Amendment Agreement the day and year first before written.

Schedule 1

The Finance Parties

Facility Agent
KfW IPEX-Bank GmbH Palmengartenstrasse 7-9 60325 Frankfurt am Main Germany

Hermes Agent
KfW IPEX-Bank GmbH Palmengartenstrasse 7-9 60325 Frankfurt am Main Germany

Initial Mandated Lead Arranger
KfW IPEX-Bank GmbH

Mandated Lead Arranger
BNP Paribas Fortis S.A./N.V.
Lenders	Commitments
KfW IPEX-Bank GmbH	50%
BNP Paribas Fortis S.A./N.V.	8.51%
DNB Bank ASA	8.51%
Banco Santander, S.A.	3.92%
Norddeutsche Landesbank Girozentrale	5.50%
HSBC Bank plc	7.07%
Commerzbank AG, New York Branch	5.50%
MUFG Bank, Ltd.	7.07%
Société Générale	3.92%

Schedule 2

Effective Date Confirmation

To:            Royal Caribbean Cruises Ltd.

To:            KfW

"OVATION OF THE SEAS" (ex-hull no S-699)

We, KfW IPEX-Bank GmbH, refer to the third amendment agreement dated           May 2020 (the "Amendment Agreement") relating to a credit agreement dated as of 27 November 2013 (as previously amended, supplemented and/or restated from time to time) (the "Credit Agreement") made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Hermes Agent and the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Amendment Agreement have been satisfied. In accordance with Clauses 1.1 and 5 of the Amendment Agreement the Deferred Tranche Effective Date is the date of this confirmation and the amendments to the Credit Agreement are now effective.

Dated            May 2020

Signed:___________________________________

For and on behalf of

KfW IPEX-Bank GmbH

(as Facility Agent)

Schedule 3

Conditions Precedent

1	Borrower

1.1	A certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment Agreement and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment Agreement, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

1.2	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

2	Legal opinions

The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender from:

2.1	Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law; and

2.2	Norton Rose Fulbright LLP, counsel to the Facility Agent,

or, where applicable, a written approval in principle (which can be given by email) by any of the above counsel of the arrangements contemplated by this Amendment Agreement and a confirmation that a formal legal opinion will follow promptly after the Deferred Tranche Effective Date.

3	Principles

3.1	Principles Final approval of the Principles (including deferral of the instalments of principal of the Advanced Loan due to be repaid during the Advanced Loan Deferral Period) by Hermes.

3.2	Information Package: Evidence that the Borrower has submitted the Information Package (including information related to crisis-related liquidity measures) to Hermes, as a basis for Hermes to assess the adequacy of the Borrower´s crisis-related liquidity measures with regard to utilisation of the Deferred Tranche, in accordance with the terms of the Credit Agreement as amended and restated by this Amendment Agreement

3.3	Hermes Insurance Policy: Evidence to the satisfaction of each Lender that the Deferred Tranche is covered under the Hermes Insurance Policy.

4	Other documents and evidence

4.1	Process agent Evidence that any process agent appointed pursuant to Clause 7 has accepted its appointment.

4.2	Fees, costs and expenses The Fee Letter(s) and evidence that any documented costs and expenses due from the Borrower under Clause 6 of this Amendment Agreement have been paid or will be paid promptly on being demanded.

5	CIRR requirements

5.1	The CIRR Representative has confirmed to the Facility Agent that all relevant Lenders have signed respective amendments to their Option A Refinancing Agreements.

Schedule 4

Repayment Schedule

Exhibit F

Repayment Schedule – Loan (other than Deferred Tranche) - Payments 9 and 10 fall in the Deferral Period
US Dollars ($)

No.	Repayment Dates	Balance
0		$841,832,663.35
1	8-Oct-2016	$806,756,302.36
2	8-Apr-2017	$771,679,941.37
3	8-Oct-2017	$736,603,580.38
4	8-Apr-2018	$701,527,219.39
5	8-Oct-2018	$666,450,858.40
6	8-Apr-2019	$631,374,497.41
7	8-Oct-2019	$596,298,136.42
8	8-Apr-2020	$561,221,775.43
9	8-Oct-2020	$526,145,414.44
10	8-Apr-2021	$491,069,053.45
11	8-Oct-2021	$455,992,692.46
12	8-Apr-2022	$420,916,331.47
13	8-Oct-2022	$385,839,970.48
14	8-Apr-2023	$350,763,609.49
15	8-Oct-2023	$315,687,248.50
16	8-Apr-2024	$280,610,887.51
17	8-Oct-2024	$245,534,526.52
18	8-Apr-2025	$210,458,165.53
19	8-Oct-2025	$175,381,804.54
20	8-Apr-2026	$140,305,443.55
21	8-Oct-2026	$105,229,082.56
22	8-Apr-2027	$70,152,721.57
23	8-Oct-2027	$35,076,360.58
24	8-Apr-2028	$0.00

Repayment Schedule –Deferred Tranche
US Dollars ($)

No.	Repayment Dates	Balance
0		$70,152,721.98
1	8-Oct-2021	$60,130,904.55
2	8-Apr-2022	$50,109,087.13
3	8-Oct-2022	$40,087,269.70
4	8-Apr-2023	$30,065,452.28
5	8-Oct-2023	$20,043,634.85
6	8-Apr-2024	$10,021,817.43
7	8-Oct-2024	$0.00

Schedule 5

Form of Information Package

General test scheme / information package in connection with the Debt Holiday application

General: The completion of section A)-E) is required in connection with the initial Debt Holiday application. Section F) lists the monitoring requirements within the 12 month Debt Holiday period

A) Description of the current situation of the cruise line company (descriptive)

[Content: status of the fleet, impact of the corona crises on the operation, overview of booking status 2020 and 2021 (ticket price level and occupancy in comparison to 2019 at the same time; current customer reaction (cancelation activities, new bookings, shift of bookings, repayment of customer deposits.]

B) Overview of core financial figures:

	Actual FY 2019	Estimate 1Q2020	Debt Holiday Period 04/2020-03/2021
Total revenues:
Net cruise revenues:
EBITDA:
Net income:
EPS (if applicable):
Net income margin:			-----
Total equity:
Total assets:
Total liquidity (cash):
Total interest payments
Total OPEX
Total CAPEX
Principals (Hermes covered loans)
Principals (all ECA covered loans)

C) Core Checklist

Notes:

•	It is not required that a company uses all measures listed below. / Further measures can be added.
•	There is not a certain ratio (4th column) which has to be reached to enable the company to qualify for the Debt Holiday Initiative.
•	Please mark those positions with the note “Estimate” in the 2nd column in case the exact information is not available yet.
•	Finalized measure:

o	With regard to C2) – The measure has been irrevocable fixed/secured. / Binding Agreement is in place.
o	With regard to C3) – The process to introduce this cost cutting measure has already been firmly started. The liquidity effect is highly likely.

No.	Criteria	Amount	Ratio compared to 2019	Note

1) Liquidity Position (latest date available)
1a	Liquidity position – free cash		xx% of net cruise revenues p.a.
1b	Liquidity position – free undrawn RCF or Corporate Term Loan		xx% of net cruise revenues p.a.	RCF and Corporate Term Loan to be described separately (amount, currency, maturity, repayment profile)
1c	TOTAL free liquidity position		xx% of net cruise revenues p.a.	Please provide in addition the information about the amount of restricted cash.
2) Measures implemented to increase the liquidity position (since the 1st January 2020)
2a	Draw down on existing RCF facilities		xx% of total RCF volume	Drawn between the 1.1.2020 and application.
2b	Finalized additional RCF or Corporate Term Loans / fixed since 1st January 2020		xx% increase of RCF/TL volume xx% of net cruise revenues p.a.	RCF and Corporate Term Loan to be described separately (amount, currency, maturity, repayment profile)
2c	Planned new RCF or Corporate Term Loans (or other debt)		xx% increase of RCF /TL volume xx% of net cruise revenues p.a.	RCF and Corporate Term Loan to be described separately (amount, currency, maturity, repayment profile) / Likeliness of finalization
2d	Finalized capital increase, shareholder loans or mezzanine / fixed since 1st January 2020		xx% of net cruise revenues p.a. xx% of total assets	Measure to be described separately

2e	Planned capital increase, shareholder loans or mezzanine	xx% of net cruise revenues p.a.	Measure to be described separately / Likeliness of finalization
2f	Finalized other measures or other debt (e.g. Factoring a.o.) / fixed since 1st January 2020	xx% of net cruise revenues p.a.	Measure to be described separately
2g	Planned other measures or other debt (e.g. Factoring a.o.)	xx% of net cruise revenues p.a.	Measure to be described separately / Likeliness of finalization
2h	…
Already secured TOTAL increase of the liquidity position in 2020 (only finalized measures)
	Potential TOTAL increase of the liquidity positions in 2020 (finalized + planned measures)	xx% of net cruise revenues p.a.

3) Cost cutting measures implemented to reduce the outflow of liquidity (since the 1st January 2020)
3a	Reduction of OPEX (finalized / binding start of implementation done)	xx% of net cruise revenues p.m. xx% of originally planned OPEX	Please list separately
3b	Reduction of OPEX (further potential)	xx% of net cruise revenues p.m. xx% of originally planned OPEX	Please list separately
3c	Reduction of CAPEX (not ship building contract related / finalized / binding start of implementation done)	xx% of net cruise revenues p.a. xx% of total CAPEX which are due in 2020	Please list separately
3d	Reduction of CAPEX (not ship building contract related / further potential)	xx% of net cruise revenues p.a. xx% of total CAPEX which are due in 2020	Please list separately / Likeliness of finalization
3e	Reduction of replacement investments (finalized /binding start of implementation done)	xx% of net cruise revenues p.a. xx% of total replacement investments which are due in 2020	Replacements of goods in the hotel operation (e.g. cutlery) / Please list separately
3f	Reduction of replacement investments (further potential)	xx% of net cruise revenues p.a. xx% of total replacement investments which are due in 2020	Replacements of goods in the hotel operation (e.g. cutlery) / Please list separately / Likeliness of finalization

3g	Dividend cuts (total potential effect within 2020)	xx% of net cruise revenues p.a. xx% of originally planed dividends	Please describe which dividends have been announced to be cut so far.
3h	Pay cuts (total amount per month) (finalized)	xx% of net cruise revenues p.m. xx% of originally plant payroll	Please describe separately
3i	…
	Already secured TOTAL cost cuttings within 2020 (only finalized measures)	xx% of net cruise revenues p.a.
	Potential TOTAL cost cuttings within 2020 (finalized + potential measures)	xx% of net cruise revenues p.a.
4) Further figures
4a	Average cash burn rate (per month within the shut down period / assuming all D3 measures are effective / fixed costs + necessary variable costs + interests + average CAPEX)
4b	Amount of CAPEX 2020 which can not be postponed
4c	Percentage of the net cruise revenues of the FY 2019 which would have been required to enable a cash neutral operation in 2019 (based on an annual average + based on the cost structure of 2019 including CAPEX and including principals).		Indicator for the ramp up period
4d	Percentage of the net cruise revenues of the FY 2019 which would have been required to enable a cash neutral operation in 2019 (based on an annual average + based on the cost structure of 2019 excluding CAPEX and excluding principals).		Indicator for the ramp up period
4e	What layup costs do you expect on average per vessel (per month)?		Assumed: hot lay-up Including cost positions: crew, food, port charges, fuel, hotel consumption How many crew members will remain on average on board?

D) Preliminary liquidity estimation of the cruise line (including shut down period and ramp up phase):

Case	1) Company’s Case	2) Break-even Case A	3) Break-even Case B
Description	Company’s most likely case	Breakeven case only taking the finalized measures from section C2 and C3 into account. (excl. Debt Holiday) *	Breakeven case taking all finalized and planned measures from section C2 and C3 into account. (incl. Debt Holiday) *
Complete shut down period (end date)	[e.g. End of June 2020]	[e.g. End of July 2020]	[e.g. End of October 2020]
Which of the planned / potential liquidity and cost cutting measures of section C2 and C3 have be considered? (Please state the number or describe if necessary)	[e.g. 2c, 3b]	None	[e.g. 2c, 2g, 3b]
Minimum Liquidity Position:	…	USD / EUR 0	USD / EUR 0
How much liquidity will be required over time in each case?	…	…	…

*Notes:

•	Case 1) - How long will be the shut down period last from the company’s point of view?
•	Case 2) – It shows the maximum duration of the shut down period which the company can survive, based on all already secured liquidity and cost cutting measured.
•	Case 3) – It shows the maximum duration of the shut down period which the company can survive, based on the assumption that all liquidity and cost cutting measures are realized which are most realistic from the companies point of view. Not all potential measures need to be included, only those which are most realistic from the companies point of view.
•	It shall be assumed in all 3 cases that no new customer bookings will be done during the duration of the shut down period.
•	The Financial Covenant “Minimum Liquidity” shall not be taken into account.

At this point in time a full liquidity model on which the table D) was based does not have to be provided. But it shall be available within the following 12 months in case questions arise.

Please provide the description of assumptions. It shall include but not limited to the following:

•	Start liquidity position / start date of calculation
•	Assumptions for canceled cruises and the percentage of outflow of customer deposits
•	Assumptions on new bookings after the shut down period / What kind of vouchers will be offered?
•	Dividend, CAPEX and average monthly OPEX assumption
•	For Case 1) the following details shall be provided as well: Total Revenue, Net Cruise Revenue, EBITDA, EBIT, Net Profit, Interest Expenses, Equity, Interest Bearing Debt, Total Assets

E) Further questions

1.	What support does the company expect from the local government?
2.	How much can the operation in the offices and on board be reduced?
3.	How flexible is the company to restart its operation?

F) Debt Holiday Regular Reporting Requirements - Monitoring within the 12 month Debt Holiday (starting point: approval)

No.	Rhythm	Description
1.	monthly

Reporting of the liquidity position (C1a-c) and current developments in respect to the measures C2 and C3 above.

In case the Net Liquidity Position does decease to 6x the average cash burn rate (C4a) the ECA can decide on its own discretion whether a shorter reporting rhythm shall be implemented (e.g. weekly).

Def. “Net Liquidity Position” shall be the total free liquidity position (C1c) minus all planned debt repayments (bank loan, commercial papers, bonds) which are due within the following 6 months.

2.	monthly	Booking Curve (average ticket price and occupancy including a comparison of both parameters at the same point in time in 2019)
3.	monthly	Status of the fleet: Active vessels (+ occupancy level) / Vessels in layup
4.	monthly	Confirmation that no dividends have been declared / paid within the current month.
5.	bi-monthly

Other Creditors and Debtors: What is the company asking from the other creditors (e.g. Bondholder, LeaseCos, FactorCos etc.) and what is their response? Do the respective documentation include cross default clauses?

How do the debtors (like credit card companies) currently act? Do they withhold due payments?

6.	bi-monthly

Liquidity Forecast of the following 12 months (based on secured liquidity and cost cutting measures and secured customer bookings)

In case the Net Liquidity Position does decease to 6x the average cash burn rate (C4a) the ECA can decide on own discretion whether a shorter reporting rhythm shall be implemented.

7.	bi-monthly

Status of signed building contracts

Background - Extract from the preamble of the debt holiday terms and conditions: The intention of the Debt Holiday Initiative is to provide an interim relief to the Companies in their debt service obligations under existing financings. It is the firm understanding of the Lenders together with the respective ECAs that Companies taking advantage of the relief shall use its best endeavors fulfilling their contractual obligations under their existing shipbuilding contracts with the yard, i.e. do not unreasonably, unduly, and without consultation delay instalments and scheduled vessel deliveries and work reasonably together with the yards to resolve any crisis-related construction delays. For the avoidance of doubt, all measures to maintain a sufficient liquidity position of the Company during recovery will be considered reasonably by ECA.

In the light of this intention the ECA shall be updated about the company`s current plans to amendment any building contract or about any upcoming negotiations with the national yard.

8.	quarterly	Unaudited financial statements or management accounts (incl. P&L (incl. EBITDA), balance sheet and cash flow statement)
9.	quarterly	Despite the suspension of the official tests of the financial covenants the company shall provide the calculation of the covenants.

Herewith the company confirms that the information above is true and accurate in all respects and based on the most recent  information available to the company.

(Date)	(Signature)

EXECUTION VERSION - OVATION

Signed by	)
Royal Caribbean Cruises Ltd.	)
(as Borrower))
acting by LUCY SHTENKO	)	/s/ LUCY SHTENKO
)
its duly authorised	)
ATTORNEY-IN-FACT	)

Signed by	)
KfW IPEX-Bank GmbH	)
(as Lender and Initial Mandated	)
Lead Arranger))
acting by MICHAEL BURGESS	)	/s/ MICHAEL BURGESS
)
its duly authorised	)
ATTORNEY-IN-FACT	)

Signed by	)
BNP Paribas Fortis S.A./N.V.	)	/s/ VERONIQUE DE SCHEPPER
(as Lender and Mandated Lead Arranger))		Veronique de Schepper
acting by	)	Head of Middle Office
	)	Financing Solutions Brussels
)
its duly authorised	)	/s/ THI KAREN CHU VAN
	)	Thi Karen Chu Van
	)	Business Management
	)	Financing Solutions Brussels

Signed by	)
DNB Bank ASA	)
(as Lender and Mandated Lead Arranger))
acting by Michael Volhs	)	/s/ MICHAEL VOLHS
)
its duly authorised	)
ATTORNEY-IN-FACT	)

Signed by	)
Banco Santander, S.A.	)	/s/ ANTONIA TEKKI
(as Lender and Mandated Lead Arranger))
acting by	)	Antonia Tekki
)
its duly authorised	)	/s/ JUAN CARLOS GARCIA ROSAS
	)	Juan Carlos Garcia Rosas

Signed by	)
Norddeutsche Landesbank Girozentrale	)
(as Lender and Mandated Lead Arranger))		/s/ BLOMBERG
acting by	)	Blomberg
)
its duly authorised	)	/s/ ADOLF
	)	Adolf

Signed by	)
HSBC Bank plc	)
(as Lender and Mandated Lead Arranger))
acting by Mark Looi	)	/s/ MARK LOOI
)
its duly authorised	)
ATTORNEY-IN-FACT	)

Signed by	)
Commerzbank AG, New York Branch	)	/s/ CHRISTINA SERRANO
(as Lender and Mandated Lead Arranger))		Christina Serrano
acting by	)
	)	/s/ BIANCA NOTARI
its duly authorised	)	Bianca Notari

)
Signed by	)
MUFG Bank, Ltd.	)
(as Lender and Mandated Lead Arranger))
acting by Olwyn Buldhoo	)	/s/ OLWYN BULDHOO
)
its duly authorised	)

)
Signed by	)
Société Générale	)
(as Lender and Mandated Lead Arranger))
acting by Agnes Deschenes Voirin	)	/s/ AGNES DESCHENES VOIRIN
)
its duly authorised	)
)

Signed by	)
KfW IPEX-Bank GmbH (as Hermes Agent))
acting by MICHAEL BURGESS	)	/s/ MICHAEL BURGESS
)
its duly authorised	)
ATTORNEY-IN-FACT	)

Signed by	)
KfW IPEX-Bank GmbH (as Facility Agent))
acting by MICHAEL BURGESS	)	/s/ MICHAEL BURGESS
)
its duly authorised	)
ATTORNEY-IN-FACT	)